EXHIBIT 10.17

Execution Copy

MANAGEMENT AGREEMENT

This Management Agreement (this “Agreement”) is entered into as of December 18, 2003 by and among J.A. Bombardier (J.A.B.) Inc., a corporation incorporated under the laws of Canada (“Holdings”), Bombardier Recreational Products Inc., a corporation incorporated under the laws of Canada (the “Company”), Beaudier Inc., a corporation incorporated under the laws of Canada (“Beaudier”), Bain Capital Partners, LLC, a Delaware limited liability company (“Bain Capital”) and Caisse de dépôt et placement du Québec (“CDP,” and together with Beaudier and Bain Capital the “Managers”).

RECITALS

WHEREAS, Holdings and the Company have been formed for the purpose of completing the acquisition of the recreational products business of Bombardier Inc. (the “Seller”) (the “Acquisition”), all on the terms and subject to the conditions of that certain Purchase Agreement dated as of December 2, 2003 by and between the Company and Seller (as the same may be amended from time to time, the “Acquisition Agreement”);

WHEREAS, the Managers are advising Holdings and the Company in connection with the structuring and negotiation of senior secured debt financing (the “Senior Financing”) being provided for the Acquisition pursuant to Credit Agreement dated as of December 18, 2003, among the Company, as a borrower, certain other subsidiaries of the Company or Holdings, as guarantors, and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, RBC Capital Markets, UBS Securities LLC, Harris Nesbitt Corp., Bank of Montreal, and the other lenders party there to from time to time; and

WHEREAS, the Company and Holdings want to retain the Managers to provide certain management and advisory services to the Company and Holdings, and the Managers are willing to provide such services on the terms set forth below.

AGREEMENT

NOW THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Services. Each of the Managers hereby agrees that, during the term of this Agreement (the “Term”), it will provide the following consulting and management advisory services to the Company and Holdings as requested from time to time by the Boards of Directors of the Company and Holdings:

(a) financial, managerial and operational advice in connection with the day-to-day operations of the Company and its subsidiaries, including, without limitation,

advice with respect to the development and implementation of strategies for improving the operating, marketing and financial performance of the Company and its subsidiaries;

(b) advice in connection with the negotiation and consummation of agreements, contracts, documents and instruments necessary to provide the Company or Holdings or both with senior secured bank debt financing on terms and conditions satisfactory to the Company and Holdings; and

(c) such other services (which may include financial and strategic planning and analysis, consulting services, human resources and executive recruitment services and other services) as such Manager, the Company and Holdings may from time to time agree in writing.

Each of the Managers shall devote such time and efforts to the performance of services contemplated hereby as such Manager deems reasonably necessary or appropriate; provided, however, that no minimum number of hours is required to be devoted by Beaudier, Bain Capital or CDP on a weekly, monthly, annual or other basis. The Company and Holdings acknowledge that each of the Manager’s services are not exclusive to the Company and to Holdings and that each Manager will render similar services to other persons and entities. In providing services to the Company and Holdings, each Manager will act as an independent contractor and it is expressly understood and agreed that this Agreement is not intended to create, and does not create, any partnership, agency, joint venture or similar relationship and that no party has the right or ability to contract for or on behalf of any other party or to effect any transaction for the account of any other party. The parties hereto further recognize and agree that CDP will render services and provide advice hereunder in Canada only and, without limitation, shall have no activity hereunder in the United States of America.

2. Fees.

2.1. Upon the consummation of the closing under the Acquisition Agreement (the “Closing”), the Company will pay to the Managers in connection with the structuring of the Senior Financing for the Acquisition the following fees: (a) to Bain Capital or its designee Cdn. $11.1 million; (b) to Beaudier Cdn. $5.55 million; and (c) to CDP or its designee Cdn. $5.55 million.

2.2. The Company will also pay to the Managers hereunder periodic management fees in the aggregate amount of up to U.S. $2.25 million per year, as follows:

(a) The Company will pay a management fee of US $1.5 million per year to Bain Capital or its designee; provided, however, that such annual management fee will be reduced to US $1.0 million per year at such time as the Bain Investors (as defined in the Unanimous Shareholders Agreement among the Company, Holdings and Holdings’ shareholders dated as of December 18, 2003 (the “Unanimous Shareholders Agreement”)) hold Common Shares (as defined in the Unanimous

Shareholders Agreement) in an amount less than fifty percent (50%) of amount of Common Shares held by the Bain Investors as of the Closing and shall be reduced to zero at such time as the Bain Investors hold Common Shares in an amount less than ten percent (10%) of the Common Shares held by the Bain Investors as of the Closing.

(b) The Company will pay a management fee of US $375,000 per year to Beaudier, provided, however, that such annual management fee will be reduced to US $250,000 per year at such time as the Beaudier Investors (as defined in the Unanimous Shareholders Agreement) hold Common Shares in an amount less than fifty percent (50%) of the Common Shares held by the Beaudier Investors as of the Closing and shall be reduced to zero at such time as the Beaudier Investors hold Common Shares in an amount less than ten percent (10%) of the Common Shares held by the Beaudier Investors as of the Closing.

(c) The Company will pay a management fee of US $375,000 per year to CDP or Beaudier as described in clauses (i) through (iii) of this Section 2.2(c); provided, however, that such annual management fee will be (x) reduced to US $250,000 per year at such time as the Caisse Investors (as defined in the Unanimous Shareholders Agreement) hold Common Shares in an amount less than fifty percent (50%) of the Common Shares held by the Caisse Investors as of the Closing (unless the Caisse Shares transferred by the Caisse Investor to bring their holdings below such 50% level (the ‘Tranche A Portion Shares”) have all been transferred to Beaudier Group Investors (as defined in the Unanimous Shareholders Agreement), in which event the amount of this management fee payable to CDP will be reduced to $250,000 and the remaining $125,000 of such fee will be payable to Beaudier as and to the extent provided in clause 2.2(c)(i) through (iii) below) and (y) reduced to zero at such time as the Caisse Investors hold Common Shares in an amount less than ten percent (10%) of the Common Shares held by the Caisse Investors as of the Closing (unless the Caisse Shares transferred by the Caisse Investor to bring their holdings below such 10% level (the “Tranche B Portion Shares”) have all been transferred to Beaudier Group Investors, in which event the amount of this management fee payable to CDP will be reduced to zero and the fee payable under this Section 2.2(c) will be payable to Beaudier as and to the extent provided in clause 2.2(c)(i) through (iii) below).

(i) As described above, the management fees payable under Section 2.2(c) shall be divided into two tranches. The first $125,000 of such fee shall be the first tranche (the “Tranche A Portion”) and such Tranche A Portion will be eliminated as described above in clause (x) of Section 2.2(c). The other $250,000 of such fee shall be the second tranche (the “Tranche B Portion”), and such Tranche B Portion will be eliminated as described above in clause (y) of Section 2.2(c).

(ii) From and after the date upon which the Caisse Investors hold less than 50% of the Common Shares held by Caisse Investors as of the Closing, the

Tranche A Portion shall be paid to Beaudier; provided that if Beaudier Group Investors shall then have acquired and thereafter, from time to time, hold less than all the Tranche A Portion Shares, the amount payable to Beaudier shall be that proportion of the Tranche A Portion that (a) the Tranche A Portion Shares acquired and then held by Beaudier Group Investors is of (b) the total number of Tranche A Portion Shares.

(iii) From and after the date upon which the Caisse Investors hold less than 10% of the Common Shares held by Caisse Investors as of Closing, the Tranche B Portion shall be paid to Beaudier; provided that if Beaudier Group Investors shall then have acquired and thereafter, from time to time, hold less than all the Trance B Portion Shares, the amount payable to Beaudier shall be that proportion of the Tranche B Portion that (a) the Tranche B Portion Shares acquired and then held by Beaudier Group Investors is of (b) the total number of Tranche B Portion Shares.

(d) All management fees described in clauses (a), (b) and (c) of this Section 2.2 will be payable in quarterly installments and prorated for any partial periods of less than three months. Any reduction in fees that arises out of a disposition of Common Shares will take effect only as of the end of the quarter in which such disposition occurs. The first quarterly fee will be payable on the Closing Date, payable for the period ending on January 31, 2004. Thereafter, such quarterly fees will be payable in advance on the first business day in February, May, August and October, in each case for so long as such fees are payable under the terms of this Agreement.

(e) For purposes of this Section 2 (and the calculations or reductions or reallocations of fees as provided above), the total number Common Shares held by any Investor or Investor Group (as such terms are defined in the Shareholder Agreement) will be deemed to include any Common Shares acquired within three months of Closing pursuant to the Subscription Agreement dated on or about the date hereof (the “Subscription Agreement”) among the Corporation and the Managers or their affiliated investment funds (or, in the case of the Beaudier Group Investors, include shares acquired under the Subscription Agreement within such 3-month period by Beaudier or the Family Holding Companies (as defined in the Unanimous Shareholders Agreement)).

2.3. In each case for so long as it is receiving ongoing management fees pursuant to Section 2.2, each Manager will also advise Holdings and the Company in connection with financing, acquisition and disposition transactions (however structured) involving Holdings or any of its direct or indirect subsidiaries, and the Company will pay to the Managers (or their respective designees, as the case may be) a fee, subject to the approval of the Company’s Board of Directors, for services rendered in connection with each such transaction (other than an Initial Public Offering (as defined in the Unanimous Shareholders Agreement)) equal to up to one percent (1%) of the gross transaction value of such transaction, such fee to be due and payable at the closing of such transaction; and such fee to be allocated among the Beaudier, Bain Capital or its designee and CDP, respectively, in the same proportions as the respective holdings of Common Shares, as of the date of such subsequent transaction, of the Beaudier Group Investors, the Bain Investors and the Caisse Investors (as such terms are defined in the Unanimous Shareholders Agreement).

2.4. Each payment made pursuant to this Section 2 shall be paid by wire transfer of immediately available federal funds to the accounts specified on Schedule 1 hereto, or to such other account(s) as the relevant Manager may specify to the Company in writing prior to such payment.

2.5. The Company and Holdings shall be liable for and shall pay any goods and services tax levied under the Excise Tax Act (Canada), Quebec sales tax levied under the Act respecting Quebec Sales Tax or any similar value added or sales taxes which are collectible by any of the Managers or required to be self-assessed by the Company or Holdings in connection with the supply of services made under this Agreement and the amount of payments made to the Managers pursuant to this Section 2 will not be reduced by any such taxes.

3. Term. This Agreement shall continue in full force and effect until January 31, 2014. The obligations of the Company under Section 2 above and Section 4(a) below with respect to fees earned or expenses incurred prior to such termination, and the provisions of Sections 4(b), 5, 6, 7 and 8 below shall all survive any termination of this Agreement to the maximum extent permitted under applicable law.

4. Expenses; Indemnification.

(a) Expenses. Each of the Company and Holdings will pay all expenses incurred prior to the Closing by the Managers as and to the extent provided in Section 7 of the Letter Agreement between the Managers dated July 21, 2003 and the letter agreement between the Managers dated November 17, 2003, each of which is hereby incorporated by reference in this Agreement. Each of the Company and Holdings will pay on demand all Reimbursable Expenses. As used herein, “Reimbursable Expenses” means (i) reasonable out-of-pocket travel expenses incurred from and after the Closing to attend meetings of the Board of Directors of Holdings or the Company (or any committee thereof) or for other travel specifically authorized and requested by the Board of Directors of Holdings or the Company or related directly to the performance of advisory duties under this Agreement and (ii) reasonable out-of-pocket legal expenses incurred by any Manager or its affiliates from and after the Closing in connection with the enforcement of rights or taking of actions under this Agreement, the Unanimous Shareholders Agreement or the Registration Rights Agreement; provided that the reimbursement of expenses incurred by the Managers or their affiliates in connection any registration of securities under the Registration Rights Agreement will be governed by (and subject to any limitations contained in) the applicable provisions of the Registration Rights Agreement and the reimbursement of expenses with respect to transactions pursuant to Section 4.4.5 of the Unanimous Shareholders Agreement (Drag-Along Expenses) and Section 5.1.6 of the Unanimous Shareholders Agreement (Preemptive Right Expenses) will be governed by, and subject to any limitations contained in, the applicable provisions of the Unanimous Shareholders Agreement.

(b) Indemnity and Liability Each of the Company and Holdings hereby indemnifies and agrees to exonerate and hold each of the Managers, and each of their respective Affiliates (collectively, the “Indemnitees”) free and harmless from and against any and all actions, causes of action, suits, claims and liabilities and out-of-pocket expenses in connection therewith, including without limitation reasonable attorneys’ fees and charges (collectively, the “Indemnified Liabilities”), incurred by the Indemnitees or any of them as a result of, arising out of, or in any way relating to (i) this Agreement, the Acquisition or any related transactions (other than any such indemnified liabilities that arise out any breach of the Unanimous Shareholders Agreement, the Registration Rights Agreement, the Family Holding Companies’ Agreement (as defined in the Unanimous Shareholders Agreement) or Subscription Agreement by such Indemnitees or its Affiliates), (ii) the services provided by any of the Managers under this Agreement to the Company, Holdings or any of their subsidiaries from time to time or (iii) the investment in Holdings (including but not limited to any indemnification obligations assumed or incurred by any Indemnitee to or on behalf of the Seller, or any of its accountants or other representatives, agents or affiliates in connection with the Acquisition pursuant to any and all letter agreements between Ernst & Young LLP (“E&Y”), BRP, Caisse and Bain Capital pursuant to which E&Y grants PricewaterhouseCoopers LLP the right to access certain of its working papers, or the letter agreement dated November 11, 2003 between Merrill Lynch Capital Corporation, UBS Loan Finance LLC and other financial institutions and the Managers relating to the financing of the acquisition under the Acquisition Agreement), except for any such Indemnified Liabilities arising on account of (A) such Indemnitee’s gross negligence or willful misconduct, (B) any breach by such Indemnitee of its obligations under the Unanimous Shareholders Agreement, the Registration Rights Agreement, the Family Holding Companies’ Agreement (as defined in the Unanimous Shareholders Agreement) or Subscription Agreement or (C) any duties owed by such Indemnitee to its own Affiliates (other than Holdings and its subsidiaries). In addition, Beaudier and its Affiliates will not be entitled to indemnification hereunder with respect to any action, suits, claims and liabilities and out-of-pocket expenses to the extent arising out of or relating to the relationship of Beaudier or any of its Affiliates with (x) the Seller or any of its affiliates or (y) any duties owed by Beaudier or any or its Affiliates to the Family Holding Companies (as defined in the Unanimous Shareholders Agreement) or any of their respective affiliates. If and to the extent that the foregoing undertaking to indemnify may be unenforceable for any reason, the Company and Holdings hereby agree to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law.

(c) For purposes of this Section 4 the term “Affiliate” means with respect to any Manager, (i) any other person or entity which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such Manager and (ii) each partner, member, shareholder, officer, director, fiduciary or employee of such Manager or such person or entity; provided, however, that Affiliates of Beaudier shall not include the Seller or any affiliate of the Seller who would not, absent a direct or indirect investment by Beaudier or any of its affiliates in the Seller or such affiliate of the Seller, be an Affiliate of Beaudier.

5. Disclaimer and Limitation of Liability; Opportunities.

(a) Disclaimer; Standard of Care. None of the Managers makes any representations or warranties, express or implied, in respect of the services to be provided by them hereunder. None of the Indemnitees shall in any event be liable to the Company, Holdings or any of their Affiliates for any act taken or omission suffered by such Indemnitee that does not either (i) constitute gross negligence or willful misconduct as determined by a final, non-appealable determination of a court of competent jurisdiction or (ii) arise out of or relate to any breach by such Indemnitee of its obligations under the Unanimous Shareholders Agreement, the Registration Rights Agreement, the Family Holding Companies’ Agreement (as defined in the Unanimous Shareholders Agreement) or Subscription Agreement or out of any duties owed by such Indemnitee to its own Affiliates (other than Holdings and its subsidiaries)

(b) Freedom to Pursue Opportunities. In recognition that the Managers and their respective affiliates currently have, and will in the future have or will consider acquiring, investments in numerous companies with respect to which they or their respective affiliates may serve as an advisor, a director or in some other capacity, and recognition that the Managers and their respective affiliates have myriad duties to various investors and partners, and in anticipation that the Company and Holdings, on the one hand and any Manager (or one or more affiliates, associated investment funds or portfolio companies), on the other hand, may engage in the same or similar activities or lines of business and have an interest in the same areas of corporate opportunities, and in recognition of the benefits to be derived by the Company and Holdings hereunder and in recognition of the difficulties which may confront any advisor who desires and endeavors fully to satisfy such advisor’s duties in determining the full scope of such duties in any particular situation, the provisions of this Section 5(b) are set forth to regulate, define and guide the conduct of certain affairs of the Company and Holdings as they may involve such Manager. Except as each Manager may otherwise agree in writing after the date hereof:

(i) Each Manager and its respective affiliates shall have the right: (A) to directly or indirectly engage in any business (including, without limitation, any business activities or lines of business that are the same as or similar to those pursued by, or competitive with, the Holdings or Company), (B) to directly or indirectly do business with any client or customer of Holdings or the Company, (C) to take any other action that such Manager believes in good faith is necessary to or appropriate to fulfill its obligations as described in the first sentence of this Section 5(b), and (D) not to present potential transactions, matters or business opportunities to Holdings, the Company, or any of their subsidiaries, and to pursue, directly or indirectly, any such opportunity for itself, and to direct any such opportunity to another person

(ii) Each Manager and its respective officers, employees, partners, members, other clients, affiliates and other associated entities shall have no duty (contractual or otherwise) to communicate or present any corporate opportunities to the Company or Holdings or any of their affiliates or to refrain from any actions specified in Section 5(b)(i), and the Company and Holdings, on their own behalf and on behalf of their affiliates, hereby renounce and waive any right to require such Manager or any of its affiliates to act in a manner inconsistent with the provisions of this Section 5(b).

(iii) Neither the Managers, nor any Affiliate of such Managers shall be liable to the Company, Holdings or any of their affiliates for breach of any duty (contractual or otherwise) by reason of any activities or omissions of the types referred to in this Section 5(b) or of any such person’s participation therein.

(iv) Bain Capital will ensure that none of the directors designated by affiliates of Bain Capital pursuant to Section 2.1.1 of the Shareholders Agreement will be individuals who serve as directors of any entity that has, on a consolidated basis together with its controlled subsidiaries, revenues for the most recent fiscal year ending prior to the time of such designation attributable to Competing Activities (as defined in the Shareholders Agreement) in excess of three hundred seventy-five million dollars ($375,000,000).

6. Assignment, etc. Except as provided below, none of the parties hereto shall have the right to assign this Agreement without the prior written consent of each of the other parties. Notwithstanding the foregoing, any Manager may assign all or part of its rights and obligations hereunder to any of their respective affiliates which provides services similar to those called for by this Agreement, in which event such Manager shall not be released of all of its rights and obligations hereunder.

7. Amendments and Waivers. No amendment or waiver of any term, provision or condition of this Agreement shall be effective, unless in writing and executed by each of the Managers, Holdings and the Company. No waiver on any one occasion shall extend to or effect or be construed as a waiver of any right or remedy on any future occasion. No course of dealing of any person nor any delay or omission in exercising any right or remedy shall constitute an amendment of this Agreement or a waiver of any right or remedy of any party hereto.

8. Miscellaneous.

(a) Choice of Law. This Agreement and all claims arising out of or based upon this Agreement or relating to the subject matter hereof shall be governed and interpreted by and construed in accordance with the substantive laws of the Province of Quebec and the federal laws of Canada applicable in the Province of Quebec, including the CBCA, without reference to or giving effect to any choice or conflict of laws provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction. This Agreement will be treated in all respects as a Quebec contract.

(b) Consent to Jurisdiction. Each party to this Agreement, by its execution hereof, (a) hereby irrevocably submits to the exclusive jurisdiction of the Superior Court of Quebec sitting in the District of Montreal for the purpose of any action, claim, cause of action or suit (in contract, delict or otherwise), inquiry, proceeding or investigation arising out of or based upon this Agreement or relating to the subject matter hereof, (b) hereby waives to the extent not prohibited by applicable law, and agrees not to assert, and agrees not to allow any of its subsidiaries to assert, by way of motion, as a defense or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named court, that its property is exempt or immune from attachment or execution, that any such proceeding brought in the above-named court is improper, or that this Agreement or the subject matter hereof or thereof may not be enforced in or by such court and (c) hereby agrees not to commence or maintain any action, claim, cause of action or suit (in contract, delict or otherwise), inquiry, proceeding or investigation arising out of or based upon this Agreement or relating to the subject matter hereof or thereof other than before the above-named court nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such action, claim, cause of action or suit (in contract, delict or otherwise), inquiry, proceeding or investigation to any court other than the above-named court whether on the grounds of inconvenient forum or otherwise. Notwithstanding the foregoing, to the extent that any party hereto is or becomes a party in any litigation in connection with which it may assert indemnification rights set forth in this agreement, the court in which such litigation is being heard shall be deemed to be included in clause (a) above. Notwithstanding the foregoing, any party to this Agreement may commence and maintain an action to enforce a judgment of the above-named court in any court of competent jurisdiction. Each party hereto hereby consents to service of process in any such proceeding in any manner permitted by the laws of Quebec, and agrees that service of process by registered or certified mail, return receipt requested, at its address specified pursuant to Section 10 hereof is reasonably calculated to give actual notice.

(c) Entire Agreement. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and supersedes any prior communication or agreement with respect thereto.

(d) Notice. All notices, demands, and communications required or permitted under this Agreement shall be in writing and shall effective if be served upon such other party and such other party’s copied persons as specified below to the address set forth for it below (or to such other address as such party shall have specified by notice to each other party) if (i) delivered personally, (ii) sent and received by facsimile or email or (iii) sent by certified or registered mail or by Federal Express, DHL, UPS or any other comparably reputable overnight courier service, postage prepaid, to the appropriate address as follows:

If to the Company or Holdings, to them at:

c/o Beaudier Inc.

1000 de La Gauchetière West

Suite 4310

Montréal, Québec H3B 4W5

Facsimile: (514) 861-0032

E-mail: jacques.levesque@beaudier.com

Attention: Jacques Levesque

and to:

c/o Bain Capital Partners, LLC

111 Huntington Avenue

Boston, MA 02199

Facsimile: (617) 516-2010

E-mail: mlevin@baincapital.com

Attention: Matthew S. Levin

and to :

c/o CDP Capital Amérique

Centre CDP Capital

1000, Place Jean-Paul Riopelle

Montréal, Qc, H2Z 2B3

Tel: (514) 847-2447

Facsimile: (514) 847-2493

Attention: Luc Houle & Robert Côté

E-mail: lhoule@cdpcapital.com& rcote@cdpcapital.com

with a copy to:

Ropes & Gray LLP

One International Place

Boston, Massachusetts 02110

Tel: 617-951-7000

Fax: 617-951-7050

Attn: R. Newcomb Stillwell

Email: nstillwell@ropesgray.com

and to:

Osler, Hoskin & Harcourt LLP

1000 de La Gauchetière Street West

Suite 2100

Montréal, Québec H3B 4W5

Tel: (514) 904-8100

Fax: (514) 904-8101

Attn: Brian Levitt

Email: blevitt@osler.com

and to:

Fasken Martineau DuMoulin LLP

Stock Exchange Tower

Suite 3400, P.O. Box 242

800 Place Victoria

Montréal, Québec

H4Z 1E9

Facsimile: (514) 397-7600

E-mail: rpare@mtl.fasken.com& dpicotte@mtl.fasken.com

Attention: Robert Paré & Daniel Picotte

If to Beaudier, to it at:

Beaudier Inc.

1000 de La Gauchetière Street West

Suite 4310

Montreal, QC H3B 4W5

Tel: (514) 861-3456

Fax: (514) 861-0032

Attn: Jacques Levesque

Email: jacques.levesque@beaudier.com

If to Bain Capital, to it at:

c/o Bain Capital LLC

111 Huntington Avenue

Boston, Massachusetts 02199

Tel: 617-516-2000

Fax: 617-516-2010

Attn: Joshua Bekenstein

Email: jbekenstein@baincapital.com

If to CDP, to it at:

c/o CDP Capital Amérique

Centre CDP Capital

1000, Place Jean-Paul Riopelle

Montréal, Qc, H2Z 2B3

Tel: (514) 847-2447

Facsimile: (514) 847-2493

Attention: Luc Houle & Robert Côté

E-mail: lhoule@cdpcapital.com& rcote@cdpcapital.com

A copy of any notices to Beaudier, Bain Capital or CDP shall be directed to:

Ropes & Gray LLP

One International Place

Boston, Massachusetts 02110

Tel:  617-951-7000

Fax: 617-951-7050

Attn: R. Newcomb Stillwell

Email: nstillwell@ropesgray.com

and to:

Osler, Hoskin & Harcourt LLP

1000 de La Gauchetière Street West

Suite 2100

Montréal, Québec H3B 4W5

Tel:  (514) 904-8100

Fax: (514) 904-8101

Attn: Brian Levitt

Email: blevitt@osler.com

and to:

Fasken Martineau DuMoulin LLP

Stock Exchange Tower

Suite 3400, P.O. Box 242

800 Place Victoria

Montréal, Québec

H4Z 1E9

Facsimile: (514) 397-7600

E-mail: rpare@mtl.fasken.com & dpicotte@mtl.fasken.com

Attention: Robert Paré & Daniel Picotte

Unless otherwise specified herein, such notices or other communications shall be deemed effective, (a) on the date received, if personally delivered or sent by facsimile during normal business hours, (b) on the business day after being received if sent by facsimile other than during normal business hours, (c) one business day after being sent by Federal Express, DHL or UPS or other comparably reputable delivery service and (c) five business days after being sent by registered or certified mail. Each of the parties hereto shall be entitled to specify a different address by giving notice as aforesaid to each of the other parties hereto.

(e) Severability. If in any proceedings a court shall refuse to enforce any provision of this Agreement, then such unenforceable provision shall be deemed eliminated from this Agreement for the purpose of such proceedings to the extent necessary to permit the remaining provisions to be enforced. To the full extent, however, that the provisions of any applicable law may be waived, they are hereby waived to the end that this Agreement be deemed to be valid and binding agreement enforceable in accordance with its terms, and in the event that any provision hereof shall be found to be invalid or unenforceable, such provision shall be construed by limiting it so as to be valid and enforceable to the maximum extent consistent with and possible under applicable law.

(f) Counterparts. This Agreement may be executed in any number of counterparts and by each of the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which together shall constitute one and the same agreement.

[Remainder of Page Intentionally Left Blank]

Management Agreement

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf as an instrument under seal as of the date first above written by its officer or representative thereunto duly authorized.

HOLDINGS:	J.A. BOMARDIER (J.A.B.) INC.

	By:	Illegible
Name:
Title:

THE COMPANY:	BOMBARDIER RECREATIONAL PRODUCTS INC.

	By:	Illegible
Name:
Title:

Management Agreement

BEAUDIER:	BEAUDIER INC.

	By:	Illegible
Name:
Title:

	By:	Illegible
Name:
Title:

BAIN CAPITAL:	BAIN CAPITAL PARTNERS, LLC

	By:	Bain Capital LLC, its sole member

	By:	Illegible
Name:
Title:

CDP:	CAISSE DE DÉPÔT ET PLACEMENT DU QUÉBEC

	By:	Illegible
Name:
Title:

	By:	Illegible
Name:
Title:

Management Agreement

BEAUDIER:	BEAUDIER INC.

By:
Name:
Title:

By:
Name:
Title:

BAIN CAPITAL:	BAIN CAPITAL PARTNERS, LLC

	By:	Bain Capital LLC, its sole member

	By:	/s/ Illegible
Name:
Title:

CDP:	CAISSE DE DÉPÔT ET PLACEMENT DU QUÉBEC

	By:	/s/ Illegible
Name:
Title:

	By:	/s/ Illegible
Name:
Title:

Schedule 1 to

Management Agreement

Wire Transfer Instructions for

[Beaudier]

Banque Nationale du Canada
Gestion Privée
600, rue de La Gauchetiére Ouest
Bank:	Montréal (Québec) H3B 4W5
ABA #:	ABA026009797
Acct #:	00-054-62
Transit	0008-1
Beneficiary	Beaudier inc.

Wire Transfer Instructions for

[Bain Capital]

Bank:	Citibank, NA-New York
ABA #:	021-000-089
Brown Brothers Harriman-
For:	Boston
Acct #:	09250276
To Further Credit:
Name:	Bain Capital Partners, LLC
Acct #:	612541-3

Wire Transfer Instructions for

[CDP]

Bank:	Bank of New York. New York, USA
Swift	IRVTUS3N
ABA #:	ABA 021-000-018
Acct #:	890-0470-690
Account Name:	Account Caisse Centrale Desjardins du Québec, Montréal
Reference:	CDPQ
Swift Beneficiary	CCDQCAMMIMM